As filed with the Securities and Exchange Commission on _______ ___, 2010.
Registration No. 33-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM S-3
Registration Statement Under
The Securities Act of 1933

COMMUNITY BANK SHARES OF INDIANA, INC.
(Exact name of registrant as specified in its charter)

Indiana	35-1938254
(State or other jurisdiction	(IRS Employer Identification No.)
of incorporation or organization)

101 West Spring Street
New Albany, Indiana 47150
(812) 944-2224
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Paul A. Chrisco, Chief Financial Officer
Community Bank Shares of Indiana, Inc.
101 West Spring Street
New Albany, Indiana 47150
(812) 944-2224
 (Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copy to:

J. David Smith, Jr., Esq.
Richard H. Mains, Esq.
Stoll, Keenon & Park, LLP
300 West Vine Street, Suite 2100
Lexington, KY  40507
(859) 231-3000

From time to time after this registration statement becomes effective.
(Approximate date of commencement of proposed sale to public)

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.      ☑

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☑	Smaller reporting company ☐

(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per unit (1)	Proposed maximum aggregate offering price(1)	Amount of registration fee
Common stock, $0.10 par value	250,000 shares	$8.49	$2,122,500.00	$151.33

(1) Estimated solely for purposes of determining the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended (the “Securities Act”).  The price per share of common stock shown is based on the average of the high and low prices, $8.49 and $8.49, respectively, per share of common stock reported on the Nasdaq Capital Market on July 7, 2010.  The amount being registered does not include approximately 6,009 shares of common stock previously registered in connection with the Plan and as yet unsold under Registration Statement No. 333-130721 on Form S-3D.  These shares, on which a filing fee was previously paid, are carried forward on this Registration Statement pursuant to Rule 429 under the Securities Act.  The amount of securities being registered hereunder, together with the remaining securities previously registered under Registration Statement No. 333-130721, represents the maximum amount of the registrant’s securities which are expected to be offered for sale.  This Registration Statement, which is a new registration statement, also constitutes a post-effective amendment to Registration Statement No. 333-130721, and such post-effective amendment shall hereafter become effectively concurrent with the effectiveness of this registration statement and in accordance with Section 8(c) of the Securities Act.  This Registration Statement and Registration Statement No. 333-130721 are collectively referred to herein as the “Registration Statement.”
_______________

PROSPECTUS

COMMUNITY BANK SHARES OF INDIANA, INC.

DIVIDEND REINVESTMENT PLAN
up to 250,000 shares of common stock
(par value $.10 per share)

We are offering 250,000 shares of common stock, par value $.10 per share, of Community Bank Shares of Indiana, Inc. for purchase under our Dividend Reinvestment Plan.  The Plan provides each holder of common stock with a method of purchasing additional shares of common stock through the reinvestment of all or a portion of dividends without payment of any brokerage commissions or other administrative fees of any kind.

Shares of common stock available under the Plan may be obtained, at our option, on the open market, from treasury shares we hold or from the legally authorized, but unissued shares of common stock.  The purchase price for shares obtained under the Plan will be based upon the market price of common stock.  Each participant in the Plan should recognize that neither we nor Registrar and Transfer Company, the transfer agent administering the Plan for us, can provide any assurance that shares of common stock purchased under the Plan will, at any time, be worth more or less than their purchase price.

Shares of our common stock are traded on the Nasdaq Capital Market under the symbol CBIN.  On July 7, 2010, the last sale price of the shares as reported on the Nasdaq Capital Market was $8.49 per share.

Our executive offices are located at 101 West Spring Street, New Albany, Indiana 47150.  Our telephone number is (812) 944-2224.  Our website is www.yourcommunitybank.com.

Investing in our common stock involves risks.  See “Risk Factors”, p. 2.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus.  Any representation to the contrary is a criminal offense.

The date of this prospectus is July 9, 2010.

We have not authorized any person to give you any information or to make any representations not contained in this prospectus.  If anyone gives you different information or makes inconsistent representations, you should not rely on them.

You should assume that the information appearing in this prospectus, as well as information contained in any document incorporated by reference, is accurate as of the date of such document only.

This prospectus does not constitute an offer or solicitation in any jurisdiction in which such offer or solicitation is not authorized or in which the person making the offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation.

You should retain this prospectus for future reference.

TABLE OF CONTENTS

Prospectus Summary	1
The Company	1
Risk Factors	3
Description of the Plan	11
Use of Proceeds	16
Available Information	16
Incorporation of Certain Documents by Reference	17
Forward-Looking Statements	17
Legal Opinion	18
Independent Registered Public Accounting Firm and Experts	18
Indemnification of Officers and Directors	18
Anti-Takeover Provisions	19

PROSPECTUS SUMMARY

You should read the following summary in conjunction with the more detailed information contained elsewhere in this prospectus and the documents incorporated by reference in this prospectus.

The Plan

Our Dividend Reinvestment Plan provides a convenient and economical way for our stockholders to purchase additional shares of our common stock.  Participants in our plan may automatically reinvest all or a part of their dividends.  Participants pay no commissions or brokerages fees in connection with their purchases under the Plan, except participants are charged small fees for requesting stock certificates or terminating their participation in the Plan.

▪	If you currently participate in the Plan, you will remain enrolled in the Plan unless you contact Registrar and Transfer Company, the Plan’s administrator, to close your account.

▪	If you are a stockholder of record but not a current participant in the Plan, you may obtain an enrollment form from us or by calling Registrar and Transfer Company at 1-800-368-5948.

▪
If you participate in the Plan and wish to terminate your participation, you may do so by written notice to Registrar and Transfer Company.  Upon termination, you will receive a certificate for your shares held in the Plan (plus cash for any fractional share).

The Offering

This prospectus relates to 250,000 shares of our common stock offered for purchase under the Plan.   All shares purchased by participants under the Plan are purchased by Registrar and Transfer Company either from our treasury shares or new issuances at then current market prices determined by a formula discussed in this Prospectus or on the open market at then current market prices.

THE COMPANY

We are a bank holding company headquartered in New Albany, Indiana. Our wholly-owned banking subsidiaries are Your Community Bank and The Scott County State Bank (Your Community Bank and The Scott County State Bank are at times collectively referred to herein as the “Banks”).  Your Community Bank is a state-chartered stock commercial bank headquartered in New Albany, Indiana that operates a main office in New Albany and branch offices in Clark and Floyd Counties, Indiana and branch offices in Jefferson and Nelson Counties, Kentucky.  Your Community Bank is regulated by the Indiana Department of Financial Institutions and the Federal Deposit Insurance Corporation and, with respect to its Kentucky branches, by the Kentucky Department of Financial Institutions.

The Scott County State Bank is also a state-chartered stock commercial bank, and is headquartered in Scottsburg, Indiana with branch offices in Scottsburg.  The Scott County State Bank is regulated by the Indiana Department of Financial Institutions and the Federal Reserve Board of Governors.

Our current business strategy is to operate well-capitalized, profitable and independent community banks with a significant presence in their primary market areas.  Our growth strategy is focused on expansion through organic growth within our market areas.  We offer business and personal banking services through a full range of deposit products that include non-interest and interest-bearing checking accounts, ATM’s, debit cards, savings accounts, money market accounts, certificates of deposit and individual retirement accounts.  Our loan products include:  secured and unsecured business loans of various terms to local businesses and professional organizations; consumer loans including home equity lines of credit, automobile and recreational vehicle, credit cards, construction, and loans secured by deposit accounts; and residential real estate loans.   In addition, we also offer non-deposit investment products such as stocks, bonds, mutual funds, and annuities to customers within our banking market areas through a strategic alliance with a nationally known broker.

Your Community Bank has three wholly-owned subsidiaries that manage its investment portfolio. CBSI Holdings, Inc. and CBSI Investments, Inc. are Nevada corporations which jointly own CBSI Investment Portfolio Management, LLC, a Nevada limited liability corporation which holds and manages investment securities previously owned by Your Community Bank.

Your Community Bank also has a Community Development Entity subsidiary named CBSI Development Fund, Inc.  This subsidiary enables Your Community Bank to participate in the federal New Markets Tax Credit Program.  This program is administered by the Community Development Financial Institutions Fund of the United States Treasury and is designed to promote investment in low-income communities by providing a tax credit over seven years for equity investments in Community Development Entities.

In June 2004 and June 2006, we completed placements of floating rate subordinated debentures through two trusts formed by us, Community Bank Shares (IN) Statutory Trust I and Trust II (“Trusts”).  Because the Trusts are not consolidated with us, pursuant to FASB ASC 810, our financial statements reflect the subordinated debt we issued to the Trusts.

As of December 31, 2009, we had assets of $819 million, total deposits of $592 million, and stockholders’ equity of $60 million.  Our principal executive office is located at 101 West Spring Street, New Albany, Indiana 47150, and the telephone number at that address is (812) 944-2224.

RISK FACTORS

Purchasing our common stock involves risks.  In addition to the risk factors below, please see the “Risk Factors” section in our most recent Annual Report on Form 10-K, along with any risk factor disclosure contained in our subsequent periodic reports, which are incorporated by reference into this prospectus, as updated by our future filings with the SEC.  The following are risks which could materially and adversely affect our business, financial condition, results of operations and prospects, and could result in partial or complete loss of your investment.  You should carefully consider each of the following factors and all of the information in this prospectus before purchasing any of our common stock.

Industry Risk Factors

Economic Conditions.  Our earnings are affected by the general economic conditions in the United States, and to a lesser extent, general international economic conditions.  Economic conditions in the United States and abroad deteriorated significantly in the latter part of 2008 which continued into 2009.  The housing market is in decline reflected by falling home prices and increases in foreclosures.  Unemployment has increased.  These factors have affected the performance of mortgage loans and resulted in financial institutions, including government-sponsored entities, in making significant write-downs of asset values of mortgage-backed securities, credit default swaps and other derivative and cash securities.  Some financial institutions have failed.  Many financial institutions and institutional investors have tightened the availability of credit to borrowers and other financial institutions, which, in turn, results in more loan defaults and decreased business activity.  Consumer confidence regarding the economy is low and the financial markets reflect this lack of confidence.  This recession has adversely affected our business, financial condition, results of operations, liquidity and access to capital and credit.  While we have seen some signs of improvement, we do not expect significant improvement in the economy in the near future.

Changes in the laws, regulations and policies governing financial services companies could alter our business environment and adversely affect our operations. The Board of Governors of the Federal Reserve System regulates the supply of money and credit in the United States. Its fiscal and monetary policies determine in a large part our cost of funds for lending and investing and the return that can be earned on those loans and investments, both of which affect our net interest margin. Federal Reserve Board policies can also materially affect the value of financial instruments that we hold, such as debt securities.

We, along with our subsidiaries, are heavily regulated at the federal and state levels. This regulation is to protect depositors, federal deposit insurance funds and the banking system as a whole.  Congress and state legislatures and federal and state agencies continually review banking laws, regulations and policies for possible changes. Changes in statutes, regulations or policies could affect us in substantial and unpredictable ways, including limiting the types of financial services and products that we offer and/or increasing the ability of non-banks to offer competing financial services and products. We cannot predict whether any of this potential legislation will be enacted, and if enacted, the effect that it or any regulations would have on our financial condition or results of operations.

The financial services industry is highly competitive, and competitive pressures could intensify and adversely affect our financial results. We operate in a highly competitive industry that could become even more competitive as a result of legislative, regulatory and technological changes and continued consolidation. We compete with other commercial banks, savings and loan associations, mutual savings banks, finance companies, mortgage banking companies, credit unions and investment companies. In addition, technology has lowered barriers to entry and made it possible for non-banks to offer products and services traditionally provided by banks. Many of our competitors have fewer regulatory constraints and some have lower cost structures. Also, the potential need to adapt to industry changes in information technology systems, on which we and the financial services industry are highly dependent, could present operational issues and require capital spending.

Changes in consumer use of banks and changes in consumer spending and saving habits could adversely affect our financial results. Technology and other changes now allow many consumers to complete financial transactions without using banks. For example, consumers can pay bills and transfer funds directly without going through a bank. This “disintermediation” could result in the loss of fee income, as well as the loss of customer deposits and income generated from those deposits. In addition, changes in consumer spending and saving habits could adversely affect our operations, and we may be unable to timely develop competitive new products and services in response to these changes that are accepted by new and existing customers.

Risks associated with unpredictable economic and political conditions may be amplified as a result of our limited market area. Commercial banks and other financial institutions are affected by economic and political conditions, both domestic and international, and by governmental monetary policies. Conditions such as inflation, value of the dollar, recession, unemployment, high interest rates, short money supply, scarce natural resources, international disorders, terrorism and other factors beyond our control may adversely affect profitability. In addition, almost all of our primary business area is located in Southern Indiana and Jefferson County, Kentucky. A significant downturn in this regional economy may result in, among other things, deterioration in our credit quality or a reduced demand for credit and may harm the financial stability of our customers. Due to the regional market area, these negative conditions may have a more noticeable effect on us than would be experienced by an institution with a larger, more diverse market area.

Changes in the domestic interest rate environment could reduce our net interest income.  Interest rate volatility could significantly harm our business. Our results of operations are affected by the monetary and fiscal policies of the federal government and the regulatory policies of governmental authorities. A significant component of earnings is net interest income, which is the difference between the income from interest-earning assets, such as loans, and the expense of interest-bearing liabilities, such as deposits. A change in market interest rates could adversely affect earnings if market interest rates change such that the interest we pay on deposits and borrowings increases faster than the interest we collect on loans and investments. Consequently, along with other financial institutions generally, we are sensitive to interest rate fluctuations.

Company Risk Factors

Our allowance for loan losses may not be adequate to cover actual losses.  Like all financial institutions, we maintain an allowance for loan losses to provide for loan defaults and non-performance. Our allowance for loan losses is based on our historical loss experience as well as an evaluation of the risks associated with our loan portfolio, including the size and composition of the loan portfolio, loan portfolio performance, fair value of collateral securing the loans, current economic conditions and geographic concentrations within the portfolio. Our allowance for loan losses may not be adequate to cover actual loan losses, and future provisions for loan losses could materially and adversely affect its financial results.

We may suffer losses in our loan portfolio despite our underwriting practices. Our results of operations are significantly affected by the ability of borrowers to repay their loans. Lending money is an essential part of the banking business. However, borrowers do not always repay their loans. If nonpayment levels are greater than anticipated, our earnings and overall financial condition, as well as the value of our common stock, could be adversely affected. No assurance can be given that our underwriting practices or monitoring procedures and policies will reduce certain lending risks.   Loan losses can cause insolvency and failure of a financial institution and, in such an event, our stockholders could lose their entire investment. In addition, future provisions for loan losses could materially and adversely affect profitability. Furthermore, the application of various federal and state laws, including bankruptcy and insolvency laws, may limit the amount that can be recovered on these loans.

We may incur losses in our investments portfolio.  Our investment portfolio is comprised of state and municipal securities, residential mortgage-backed securities issued by U.S. Government sponsored entities, trust preferred securities, and mutual funds.  We must evaluate these securities for other-than-temporary impairment loss (“OTTI”) on a periodic basis.  In 2009 and during the first quarter of 2010, we recognized an OTTI charge on four of our six trust preferred securities holdings.  Our remaining trust preferred securities, including those for which we recognized an OTTI charge, still exhibit signs of weakness which may necessitate an OTTI charge in the future should the financial condition of the underling issuers in the pools deteriorate further.  Also, given the current economic environment we may need to record an OTTI charges in our other investments the future should the issuers of those securities experience financial difficulties.  Any future OTTI charges could significantly impact our earnings.

Maintaining or increasing our market share may depend on lowering prices and market acceptance of new products and services. Our success depends, in part, on our ability to adapt our products and services to evolving industry standards. There is increasing pressure to provide products and services at lower prices. Lower prices can reduce our net interest margin and revenues from our fee-based products and services. In addition, the widespread adoption of new technologies, including internet services, could require us to make substantial expenditures to modify or adapt our existing products and services. Also, these and other capital investments in our businesses may not produce expected growth in earnings anticipated at the time of the expenditure. We might not be successful in introducing new products and services, achieving market acceptance of its products and services, or developing and maintaining loyal customers.

Because the nature of the financial services business involves a high volume of transactions, we face significant operational risks.   Operational risk is the risk of loss resulting from our operations, including, but not limited to, the risk of fraud by employees or persons outside of the Company, the execution of unauthorized transactions by employees, errors relating to transaction processing and technology, breaches of the internal control system and compliance requirements and business continuation and disaster recovery. This risk of loss also includes the potential legal actions that could arise as a result of an operational deficiency or as a result of noncompliance with applicable regulatory standards, adverse business decisions or their implementation, and customer attrition due to potential negative publicity. In the event of a breakdown in the internal control system, improper operation of systems or improper employee actions, we could suffer financial loss, face regulatory action and suffer damage to its reputation.

Acquisitions and the addition of branch facilities may not produce revenue enhancements or cost savings at levels or within timeframes originally anticipated and may result in unforeseen integration difficulties.  We regularly explore opportunities to establish branch facilities and acquire other banks or financial institutions.  New or acquired branch facilities and other facilities may not be profitable. We may not be able to correctly identify profitable locations for new branches. The costs to start up new branch facilities or to acquire existing branches, and the additional costs to operate these facilities, may increase our noninterest expense and decrease earnings in the short term. It may be difficult to adequately and profitably manage growth through the establishment of these branches. In addition, we can provide no assurance that these branch sites will successfully attract enough deposits to offset the expenses of operating these branch sites. Any new or acquired branches will be subject to regulatory approval, and there can be no assurance that we will succeed in securing such approvals.

We cannot predict the number, size or timing of acquisitions. Difficulty in integrating an acquired business or company may cause us not to realize expected revenue increases, cost savings, increases in geographic or product presence, and/or other projected benefits from the acquisition. The integration could result in higher than expected deposit attrition (run-off), loss of key employees, disruption of our business or the business of the acquired company, or otherwise adversely affect our ability to maintain relationships with customers and employees or achieve the anticipated benefits of the acquisition. Also, the negative effect of any divestitures required by regulatory authorities in acquisitions or business combinations may be greater than expected.

Our business could suffer if we fail to attract and retain skilled people.  Our success depends, in large part, on our ability to attract and retain key people. Competition can be intense for the best people in most activities in which we engage. We may not be able to hire the best people or to keep them.

Significant legal actions could subject us to substantial uninsured liabilities.  We are from time to time subject to claims related to our operations. These claims and legal actions, including supervisory actions by our regulators, could involve large monetary claims and significant defense costs. To protect us from the cost of these claims, we maintain insurance coverage in amounts and with deductibles that we believe are appropriate for our operations. However, our insurance coverage may not cover all claims against us or continue to be available to us at a reasonable cost. As a result, we may be exposed to substantial uninsured liabilities, which could adversely affect our results of operations and financial condition.

We are exposed to risk of environmental liability when we take title to properties.  In the course of our business, we may foreclose on and take title to real estate. As a result, we could be subject to environmental liabilities with respect to these properties. We may be held liable to a governmental entity or to third parties for property damage, personal injury, investigation and clean-up costs incurred by these parties in connection with environmental contamination or may be required to investigate or clean up hazardous or toxic substances or chemical releases at a property. The costs associated with investigation or remediation activities could be substantial. In addition, if we are the owner or former owner of a contaminated site, we may be subject to common law claims by third parties based on damages and costs resulting from environmental contamination emanating from the property. If we become subject to significant environmental liabilities, our financial condition and results of operations could be adversely affected.

There is a limited trading market for our stock and you may not be able to resell your shares at or above the price you paid for them.  The price of the common stock purchased may decrease significantly. Although our common stock is quoted on the Nasdaq Capital Market under the symbol “CBIN”, trading activity in the stock historically has been sporadic. A public trading market having the desired characteristics of liquidity and order depends on the presence in the market of willing buyers and sellers at any given time. The presence of willing buyers and sellers depends on the individual decisions of investors and general economic conditions, all of which are beyond our control.

Our historical growth rates may not be sustainable.  We may not be able to maintain and manage our growth, which may adversely affect our results of operations and financial condition and the value of our common stock. We cannot assure you that we will continue to be successful in increasing the volume of loans and deposits at acceptable risk levels and upon acceptable terms.  Additionally, we may not continue to be successful in expanding our asset base to a targeted size and managing the costs and implementation risks associated with our growth strategy. We cannot assure you that further expansion will be profitable or that our historical rate of growth will continue to be sustained, either through internal growth or otherwise, or that capital will be maintained sufficient to support continued growth. Furthermore, if we grow too quickly and are not able to control costs and maintain asset quality, rapid growth also could adversely affect our financial performance.  In 2009 and through the first quarter of 2010, our assets decreased which is not consistent with our historical growth rates.  We cannot guarantee we will be able return to our historical growth trends in the short term future due to tepid loan demand from qualified loan customers as a result of the current economic environment.  Additionally, our ability to grow our assets may be restricted if our regulatory capital is not sufficient to support the growth while maintaining capital ratios that meet the Company’s policy guidelines and satisfy regulatory restrictions.

Our status as a holding company makes us dependent on dividends from our subsidiaries to meet our obligations. We are a bank holding company and conduct almost all of our operations through our two subsidiary Banks.  We do not have any significant assets other than cash and the stock of our two subsidiary Banks.  Accordingly, we depend on dividends from our subsidiaries to meet our obligations and obtain revenue.  Our right to participate in any distribution of earnings or assets of our subsidiaries is subject to the prior claims of creditors of such subsidiaries.  Under federal and state law, our bank subsidiaries are limited in the amount of dividends they may pay to us without prior regulatory approval.  The Banks must maintain sufficient capital and liquidity and be in compliance with other general regulatory restrictions.  Bank regulators have the authority to prohibit the subsidiary Banks from paying dividends if the bank regulators determine the payment would be an unsafe and unsound banking practice.  During 2010, our subsidiaries are prohibited from paying us a dividend without prior regulatory approval due to net losses incurred in 2009.

We cannot predict the effect on our operations of recent legislative and regulatory initiatives that were enacted in response to the ongoing financial crisis. U.S. federal, state and foreign governments have taken or are considering extraordinary actions in an attempt to deal with the worldwide financial crisis. To the extent adopted, many of these actions have been in effect for only a limited time, and have produced limited or no relief to the capital, credit and real estate markets. There is no assurance that these actions or other actions under consideration will ultimately be successful.

In the United States, the federal government has adopted the Emergency Economic Stabilization Act of 2008 and the American Recovery and Reinvestment Act of 2009. With authority granted under these laws, Treasury has proposed a financial stability plan that is intended to:

•	invest in financial institutions and purchase troubled assets and mortgages from financial institutions for the purpose of stabilizing and providing liquidity to the U.S. financial markets;

•	temporarily increase the limit on FDIC deposit insurance coverage to $250,000 per depositor through December 31, 2013; and

•	provide for various forms of economic stimulus, including assisting homeowners restructure and lower mortgage payments on qualifying loans.

Numerous other actions have been taken by the U.S. Congress, the Federal Reserve Board of Governors (the “Federal Reserve”), the U.S. Department of Treasury (the “Treasury”), the Federal Deposit Insurance Corporation (the “FDIC”), the Securities and Exchange Commission (the “SEC”) and others to address the liquidity and credit crisis that has followed the subprime mortgage crisis that commenced in 2007, including the financial stability plan adopted by the Treasury. In addition, President Obama has recently announced various financial regulatory reform proposals, and the House and Senate are expected to consider competing proposals over the coming years.

There can be no assurance that the financial stability plan proposed by the Treasury, the other proposals under consideration or any other legislative or regulatory initiatives will be effective at dealing with the ongoing economic crisis and improving economic conditions globally, nationally or in our markets, or that the measures adopted will not have adverse consequences. The terms and costs of these activities, or the failure of these actions to help stabilize the financial markets, asset prices, market liquidity and a continuation or worsening of current financial market and economic conditions could materially and adversely affect our business, financial condition, results of operations, and the trading prices of our securities.

Higher FDIC deposit insurance premiums and assessments could adversely affect our financial condition. FDIC insurance premiums increased substantially in 2009, and we expect to pay significantly higher FDIC premiums in the future. Bank failures have significantly depleted the FDIC’s Deposit Insurance Fund and reduced the Deposit Insurance Fund’s ratio of reserves to insured deposits. The FDIC adopted a revised risk-based deposit insurance assessment schedule on February 27, 2009, which raised deposit insurance premiums. On May 22, 2009, the FDIC also implemented a special assessment equal to five basis points of each insured depository institution’s assets minus Tier 1 capital as of June 30, 2009, but no more than 10 basis points times the institution’s assessment base for the second quarter of 2009, which was collected on September 30, 2009. The Company’s share of an industry-wide FDIC assessment prepayment covering the years 2010 through 2012 collected in December 2009 was $4.9 million. The unamortized prepaid FDIC premium is reflected on the Company’s consolidated balance sheet. Additional special assessments may be imposed by the FDIC for future periods.

We participate in the FDIC’s Temporary Liquidity Guarantee Program, or TLG, for noninterest-bearing transaction deposit accounts. Banks that participate in the TLG’s noninterest-bearing transaction account guarantee pay the FDIC an annual assessment of between 15 to 25 basis points, depending on the depository institution’s risk assessment category rating, on the amounts in such accounts above the amounts covered by FDIC deposit insurance. To the extent that these TLG assessments are insufficient to cover any loss or expenses arising from the TLG program, the FDIC is authorized to impose an emergency special assessment on all FDIC-insured depository institutions. The FDIC has authority to impose charges for the TLG program upon depository institution holding companies, as well. These actions have significantly increased our noninterest expense in 2009 and are expected to increase our costs for the foreseeable future.

Our ability to pay dividends is subject to certain limitations and restrictions, and there is no guarantee that we will be able to continue paying the same level of dividends in the future that we paid in 2009 or that we will be able to pay future dividends at all. Our ability to pay dividends is limited by regulatory restrictions and the need to maintain sufficient consolidated capital. The ability of Your Community Bank and The Scott County Bank to pay dividends to us is limited by its obligations to maintain sufficient capital and liquidity and by other general restrictions on dividends that are applicable to these banks, including state regulatory requirements. The FDIC and other bank regulators have proposed guidelines and seek greater liquidity, and have been discussing increasing capital requirements. If these regulatory requirements are not met, our subsidiary banks will not be able to pay dividends to us, and we may be unable to pay dividends on our common stock.  During 2010, Your Community Bank and The Scott County Bank cannot declare dividends without prior approval due to net losses incurred in 2009.

In addition, as a bank holding company, our ability to declare and pay dividends is subject to the guidelines of the Federal Reserve regarding capital adequacy and dividends. The Federal Reserve guidelines generally require us to review the effects of the cash payment of dividends on common stock and other Tier 1 capital instruments (i.e., perpetual preferred stock and trust preferred debt) in light of our earnings, capital adequacy and financial condition. In addition, as a matter of policy, the Federal Reserve has indicated that bank holding companies should not pay dividends on common stock (or make distributions on trust preferred securities) using funds from the Treasury’s Capital Purchase Program. As a general matter, the Federal Reserve indicates that the board of directors of a bank holding company (including a financial holding company) should eliminate, defer or significantly reduce the dividends if:

•	the company’s net income available to stockholders for the past four quarters, net of dividends previously paid during that period, is not sufficient to fully fund the dividends;

•	the prospective rate of earnings retention is inconsistent with the company’s capital needs and overall current and prospective financial condition; or

•	the company will not meet, or is in danger of not meeting, its minimum regulatory capital adequacy ratios.

On May 29, 2009, we issued shares of perpetual senior preferred stock to the Treasury as part of the Capital Purchase Program. The terms of the senior preferred stock restrict the payment of dividends on shares of our common stock. Without the prior consent of Treasury, we are prohibited from increasing common stock dividends beyond the $0.175 quarterly dividend that we paid prior to closing Treasury’s investment for the first three years while Treasury holds the senior preferred stock. Further, we are prohibited from continuing to pay dividends on our common stock unless we have fully paid all required dividends on the senior preferred stock. Although we expect to be able to pay all required dividends on the senior preferred stock, there is no guarantee that we will be able to do so.

Changes in future rules applicable to Capital Purchase Program recipients could adversely affect our business, financial condition and results of operations. On May 29, 2009, we issued 19,468 shares of our Fixed Rate Cumulative Perpetual Preferred Stock, Series A and a warrant to purchase 386,270 shares of our common stock, for an aggregate purchase price of $19,468,000 to the Treasury pursuant to the Capital Purchase Program. The rules and policies applicable to recipients of capital under the Capital Purchase Program continue to evolve and their scope, timing and effect cannot be predicted. Any redemption of the securities sold to the Treasury to avoid these restrictions would require prior Federal Reserve and Treasury approval. Based on guidelines recently issued by the Federal Reserve, institutions seeking to redeem Capital Purchase Program preferred stock must demonstrate an ability to access the long-term debt markets, successfully demonstrate access to public equity markets and meet a number of additional requirements and considerations before such institutions can redeem any securities sold to the Treasury.

If the Company is unable to redeem its Series A Preferred Stock after an initial five-year period, the cost of this capital will increase substantially. If the Company is unable to redeem its Series A Preferred Stock prior to February 15, 2014, the cost of this capital to us will increase from approximately $973 thousand annually (5.0% per annum of the Series A preferred stock liquidation value) to $1.8 million annually (9.0% per annum of the Series A preferred stock liquidation value).  This increase in the annual dividend rate on the Series A preferred stock would have a material negative effect on the earnings the Company can retain for growth and to pay dividends on its common stock.

DESCRIPTION OF THE PLAN

Our Dividend Reinvestment Plan provides stockholders with a simple method of obtaining additional shares of common stock by reinvesting all or a portion of their cash dividends without payment of any brokerage commission or administrative commissions or fees. The only cost to a participant is a $25 termination fee if the participant decides to withdraw from the Plan or a fee of $15 if the participant decides to have all or some of his whole shares from the Plan issued in certificate form.  The Plan will be administered by our stock transfer agent, Registrar and Transfer Company, having an office at 10 Commerce Drive, Cranford, New Jersey 07016.

Investment Considerations

The purchase price of shares of common stock purchased under the Plan is based upon the market price of the common stock as listed on the Nasdaq Capital Market.

Potential investors should be aware that shares of common stock purchased under the Plan are not deposit accounts of a bank and are not insured by the FDIC or any other governmental organization.  An investment in common stock is subject to market risk and possible loss of investment.

The Plan does not represent a change in our dividend policy, which will continue to depend upon earnings, financial requirements and other factors, and which will be determined by our board of directors from time to time.  Stockholders who do not wish to participate in the Plan will continue to receive cash dividends as declared.  We suggest you retain this Prospectus for future reference.

Description of the Plan

The following provides a description of the Plan in question and answer format.

1.           What is the purpose of the Plan?

The purpose of the Plan is to provide our stockholders with an opportunity to increase their investment in common stock without paying brokerage commissions or other administrative fees of any kind.  Through the reinvestment of all or a portion of dividends, stockholders may purchase additional whole or fractional shares of common stock under the Plan.

2.           Who administers the Plan?

The Plan is administered by Registrar and Transfer Company, our transfer agent.  Registrar and Transfer Company, acting as agent for each participant, will apply cash dividends on common stock subject to the Plan (including shares held in the participant’s name and shares accumulated under the Plan), to the purchase of additional whole and fractional shares of common stock for the participant.

Any questions and correspondence concerning the Plan should be directed to: Registrar and Transfer Company, Dividend Reinvestment Plans, 10 Commerce Drive, Cranford, New Jersey 07016, telephone: 1-800-368-5948.  Any written correspondence sent to Registrar and Transfer Company should refer to Community Bank Shares of Indiana, Inc. or include the top portion of a participant's account statement with the correspondence.

3.           Who is eligible to participate in the Plan?

All of our stockholders of record are eligible to participate in the Plan.  Any stockholders whose shares are registered in names other than their own (i.e., the name of a brokerage firm, bank or nominee) must become stockholders of record by having their shares transferred into their own names in order to participate in the Plan.  Once a stockholder becomes a registered stockholder of record, he or she will be eligible to participate in the Plan and may do so by completing an authorization card.

4.           How does a stockholder enroll in the Plan?

Stockholders may enroll in the Plan by completing an authorization card.  If Registrar and Transfer Company receives the signed authorization card at least 10 days prior to the date on which a dividend will be paid, the Plan will become effective for the participant as of that dividend payment date.  Otherwise, the Plan will be effective for such participant as of the next dividend payment date.

The Plan is a continuation of our Dividend Reinvestment Plan which we introduced in 1997 and under which we sold shares prior to the date of this prospectus.  Consequently, if you currently participate in the Plan, you will remain enrolled in the Plan unless you contact Registrar and Transfer Company, the Plan’s administrator, to close your account.

5.           What portion of dividends may be reinvested pursuant to the Plan?

Participants in the Plan may elect that all dividends be reinvested pursuant to the Plan or that a specified percentage (25%, 50% or 75%) of their dividends be reinvested in the Plan.  Participants shall direct on the authorization card the desired level of participation in the Plan.

6.           How are the shares acquired under the Plan?

Participants under the Plan may reinvest all or a portion of their cash dividends to purchase additional whole or fractional shares of common stock which will be credited to their accounts.  Dividends on the shares of common stock credited to a participant’s account under the Plan will also be reinvested for the participants, thereby compounding their investments.  All shares of common stock purchased pursuant to the Plan will be purchased either directly from us, in which case we will issue the shares out of treasury shares or our legally authorized but unissued shares of common stock, or on the open market at then current market prices.  We will determine, in our discretion, whether shares will be purchased from us or on the open market.  We will make this choice based on our determination of what is in our best interests.

7.           What is the purchase price for shares purchased under the Plan?

The purchase price for shares of common stock purchased under the Plan directly from us will be equal to the average market price of one share of common stock for the ten business days preceding the applicable dividend payment date as reported by the Nasdaq Capital Market.  The purchase price for shares of common stock purchased through the Plan on the open market will be Registrar and Transfer Company’s purchase price for the shares of common stock.

8.           When will purchases of shares be made?

Registrar and Transfer Company will make every reasonable effort to invest all dividend payments as promptly after receipt as possible.  Participants’ funds held by Registrar and Transfer Company prior to purchase during this period will not bear interest.  Investment in common stock will then be completed as soon as practical.

9.           How many shares of common stock will be credited to participants?

For each participant in the Plan, the specified percentage of such participant’s dividend will be used to purchase shares of common stock.  If the amount purchased is not equal to an exact whole number of shares, the participant's account will be credited with a fractional share (calculated to four decimal places).

10.         Will certificates be issued for common stock purchases?

The shares of common stock purchased under the Plan will be held by Registrar and Transfer Company in a participant’s account without charge.  Upon receipt of a written request from a participant and payment of a fee of $15, we will issue a certificate or certificates representing the whole shares of common stock in the participant’s account.

11.         What happens if a participant sells all of the shares for which the participant has received a certificate?

Participation in the Plan will apply to all shares of common stock that are registered to a participant at the time of enrollment, plus all shares of common stock that the participant acquires while his or her authorization remains in effect.  If a participant sells all the shares for which he has a certificate, but his participation in the Plan is not terminated, dividends on the shares of common stock held in such participant's account under the Plan will continue to be reinvested.

12.         Are there any fees or expenses incurred by participants in the Plan?

There are no additional fees or expenses charged to stockholders who participate in the Plan.  The Company will pay all brokerage commissions and administrative fees connected with a stockholder’s participation in the Plan.  The only cost to a participant is a $25 termination fee if the participant decides to withdraw from the Plan or a fee of $15 if the participant decides to have all or some of his whole shares from the Plan issued in certificate form.

13.         How does a participant withdraw from the Plan?

A participant may withdraw, in full or in part, from the Plan at any time and for any reason.  The participant must give Registrar and Transfer Company written notice of withdrawal from the Plan at least 10 days before a Dividend Payment Date.  The notice should include a termination fee of $25.  Upon termination, we will provide the participant with a certificate for the total number of whole shares credited to such participant’s account under the Plan and a check for any fraction of a share of common stock valued at the then current market price of the common stock.  Registrar and Transfer Company may also terminate a participant’s account at any time in its discretion by notice in writing mailed to the participant.

14.         How will a participant’s common stock be voted at meetings of stockholders?

Each participant will have the sole right to vote any whole shares (but not fractional shares) purchased for such participant's account under the Plan on the record date for a vote.  Shares for which no voting instructions are received will not be voted.

15.         Who interprets the Plan?

Registrar and Transfer Company, as our transfer agent, will interpret the Plan.  The terms, conditions, and operations of the Plan are governed by the laws of the State of Indiana.

16.         What reports will be sent to participants in the Plan?

Registrar and Transfer Company will provide each participant with an account statement each time shares of common stock are purchased for the participant under the Plan.  The statement will show the total number of whole and fractional shares in the participant’s account as of a certain date, as well as the amount of the most recent dividend, the number of shares of common stock purchased and the price per share.

Dividends on the accumulated shares and any fees we pay on each participant's behalf will be included in an information tax return filed with the Internal Revenue Service.  A copy of this return will also be supplied to participants.

17.         May the Plan be amended, supplemented or terminated?

The Plan may be amended, supplemented or terminated by us or Registrar and Transfer Company at any time by the delivery of written notice to each participant at least 30 days prior to the effective date of the amendment, supplement or termination.  Any amendment or supplement shall be deemed to be accepted by the participant unless prior to its effective date, Registrar and Transfer Company receives written notice of termination of the participant's account under the Plan.

18.         What are our and Registrar and Transfer Company’s responsibilities under the Plan?

Neither we nor Registrar and Transfer Company will have any responsibility beyond the exercise of ordinary care for any action taken or omitted pursuant to the Plan.  Nor shall we or Registrar and Transfer Company have any duties, responsibilities or liabilities except as are expressly set forth in this Prospectus or be liable for any act done in good faith or for any good faith omission to act.  Neither we nor Registrar and Transfer Company will have any liability in connection with an inability to purchase shares or with respect to the timing or the price of any purchase.

19.         How is a rights offering, stock dividend, or stock split handled under the Plan?

Any stock dividend or stock split applicable to shares of common stock held by a participant under the Plan, whether held in the participant's account or in the participant's own name, will be credited to the participant's account.  In the event we make available to stockholders the rights to purchase additional shares or securities, participants under the Plan will receive a subscription warrant for such rights directly from Registrar and Transfer Company.

20.         What is the tax status of reinvested cash dividends and shares of common stock acquired through the Plan?

For federal income tax purposes, participants in the Plan who have their cash dividends reinvested in common stock under the Plan will be treated the same as nonparticipants with respect to the cash dividends on their shares of common stock which are reinvested in common stock under the Plan.  All participants in the Plan will be treated as having received on each dividend payment date, the full amount of the cash dividend for that dividend payment date regardless of whether the cash dividends are actually received or are applied to the purchase of shares of common stock under the Plan.

Participants in the Plan who have their cash dividends reinvested in common stock will also be treated as if they actually received a cash dividend to the extent and in the amount that we pay any administrative fees on their behalf.  Each participant in the Plan will have a tax basis in the shares of common stock purchased equal to the amount of cash dividends applied to the purchase of such shares of common stock plus any administrative fees which were treated as a cash dividend actually paid to the participant.

USE OF PROCEEDS

We do not know precisely the number of shares of common stock that will ultimately sell under the Plan or the prices at which those shares will sell.  The net proceeds from the sale of common stock sold under the Plan which are purchased directly from us will be used for general corporate purposes, including without limitation, investments in and advances to our bank subsidiaries or any other subsidiaries we may form or acquire.  We will not receive any proceeds from any common stock sold under the Plan which originates from purchases on the open market.  The purpose of the Plan is to permit stockholders to reinvest their dividends in our common stock and give them an opportunity to acquire more of our common stock in a convenient manner without transaction costs.

AVAILABLE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934 (the “Exchange Act”).  You may read and copy this information at the Public Reference Room of the SEC, 100 F Street, N.E., Washington, DC  20549.  You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

The SEC also maintains an Internet website that contains reports, proxy statements and other information about issuers, like us, who file electronically with the SEC.  The address of that Website is www.sec.gov.

We have filed with the SEC a registration statement on Form S-3 that registers the shares of common stock we are offering.  The registration statement, including the attached exhibits and schedules, contains additional relevant information about us and the shares of common stock being offered.  The rules and regulations of the SEC allow us to omit certain information included in the registration statement from this prospectus.  Reference is hereby made to the registration statement for further information with respect to us and the common stock offered by this prospectus.

Statements contained in this prospectus concerning the provisions of documents filed as exhibits to the registration statement are necessarily summaries of those documents, and each such statement is qualified in its entirety by reference to the copy of the applicable document filed with the SEC.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus information that we file separately with the SEC.  This enables us to disclose important information to you by referring you to another document that we filed with the SEC.  Information that we incorporate by reference in this manner is considered to be a part of this prospectus, except for any information that is superseded by information that is included directly in this document.

We incorporate by reference the following documents, which we previously filed with the SEC and which contain important information about us and our financial condition:

(1)	our Annual Report on Form 10-K for the year ended December 31, 2009;
(2)	our Current Report on Form 8-K filed with the SEC on January 25, 2010;
(3)	our Current Report on Form 8-K filed with the SEC on January 29, 2010;
(4)
the portions of our Definitive Proxy Statement on Schedule 14A for our Annual Meeting of Stockholders to be held on May 18, 2010 that are incorporated by reference into Items 10, 11, 12, 13 and 14 of our Annual Report on Form 10-K for the year ended December 31, 2009;

(5)	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2010; and
(6)	the description of our common stock which is contained in our Current Report on Form 8-K filed with the SEC on July 9, 2010.

We also incorporate by reference all documents that we file with the SEC pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of this offering.

Upon your written or oral request, we will provide you a copy of any of the filings that are incorporated by reference into this prospectus.  This information will be provided to you without charge.  Your request should be directed to:  Pamela Echols, Corporate Secretary, Community Bank Shares of Indiana, Inc., 101 West Spring Street, New Albany, Indiana 47150, telephone number (812) 944-2224, pechols@yourcommunitybank.com.

FORWARD LOOKING STATEMENTS

This prospectus and the documents incorporated by reference in this prospectus contain forward-looking statements that relate to future events or our future performance.  We have attempted to identify these statements by using words such as “estimates”, “attempts”, “expects”, “monitors”, “plans”, “anticipates”, “intends”, “continues”, “believes”, “seeks”, “strives”, “will depend” and similar expressions.

These forward-looking statements include, but are not limited to, statements about:

•	our operational plans and strategies,

•	our capital expenditures,
•	sources and availability of funding for our operations and expansion,
•	our anticipated growth and growth opportunities,
•	competitive conditions that we face,
•	regulatory and legislative matters, and
•	dividends.

Factors that could cause future results to differ materially from those expressed in or implied by the forward-looking statements or historical results include the impact or outcome of:

•	the changing regulatory environment, generally,
•	changes in our capital expenditure requirements,
•	uncertainty in our capital expenditure requirements,
•	changes in economic and financial conditions in our market areas,
•	changes affecting our cost of providing banking services, including changes in interest rates, tax laws, banking laws, and the general rate of inflation,
•	changes in accounting principles and tax laws or the application of such principles to us, and
•	other matters described in our other filings with the SEC.

LEGAL OPINION

The validity of the shares of common stock offered hereby is being passed upon for us by Stoll Keenon Ogden PLLC.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AND EXPERTS

Our consolidated financial statements incorporated by reference from our Annual Report on Form 10-K for the year ended December 31, 2009 have been audited by Crowe Horwath LLP, independent registered public accounting firm, as indicated in their report with respect thereto and are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

INDEMNIFICATION OF OFFICERS AND DIRECTORS

Indiana law authorizes us to indemnify our directors and officers for liability they incur in connection with their actions as our directors or officers.  This right to indemnification is subject to requirements, including in some cases that the action is undertaken in good faith and with a reasonable belief that the action is in the best interest of the corporation.  In the case of criminal conduct by a director or officer, the right to indemnity is predicated on the director’s or officer’s having no reasonable cause to believe that the conduct was unlawful.

Acting under this authority, our bylaws require us to indemnify our officers and directors to the extent permitted by the Indiana Business Corporation Law.

The criteria for indemnification under Indiana law and our bylaws are sufficiently broad to allow indemnification in some cases for liabilities incurred as a result of a violation of the Securities Act of 1933.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

ANTI-TAKEOVER PROVISIONS

Our Amended and Restated Articles of Incorporation (“Articles of Incorporation”), contain provisions which may  discourage or make more difficult the  acquisition of control of us through  a tender  offer,  open market purchase, proxy  contest  or otherwise.  These provisions are often referred to as “anti-takeover provisions” and are intended to discourage, or may have the effect of discouraging, certain types of coercive takeover practices  and inadequate takeover bids and to encourage persons  seeking to acquire control of us to first negotiate with our board of directors.  Our Articles of Incorporation expressly elect not to be governed by Chapter 43 of the Indiana Business Corporation Law, which contains certain statutory anti-takeover provisions, but the anti-takeover provisions created by our Articles of Incorporation contain some similar restrictions to Chapter 43.  We believe many of the anti-takeover measures contained in our Articles of Incorporation are substantially similar to the takeover-related measures in effect for many other publicly-held companies.  While we believe the measures we have in effect provide benefits by enhancing our board’s ability to negotiate with a person making an unfriendly or unsolicited proposal to take us over, these measures could discourage take-over attempts which might result in a higher return on investment for our stockholders.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

The following table sets forth all expenses in connection with the issuance and distribution of the securities being registered.  All fees and expenses will be paid by us.  Except for the registration fee, all the amounts shown are estimates.

Registration Fee	$151.33

Accounting Fees	3,500.00

Legal Fees	9,500.00

Printing	1,000.00

Miscellaneous Expenses	1,500.00

Total	$15,651.33

Item 15.  Indemnification of Directors and Officers.

Indemnification of corporate directors and officers is governed by Indiana Code 23-1-37 (the “Code”).  Under the Code, a person may be indemnified by a corporation against judgments, fines, amounts paid in settlement and reasonable expenses (included attorneys’ fees) actually incurred by him in connection with any threatened or pending suit or proceeding or any appeal thereof (other than an action by or in the right of the corporation), whether civil or criminal, by reason of the fact that he is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director or officer, employee or agent of another corporation of any type or kind, domestic or foreign, if such director or officer acted in good faith for a purpose which he reasonably believed to be in the best interest of the corporation (or, if not in his official capacity with the corporation, was not opposed to the corporation’s best interests) and, in criminal actions or proceedings only, in addition, either had reasonable cause to believe that his conduct was lawful or had no reasonable cause to believe that his conduct was unlawful.  The Registrant’s Bylaws make this indemnification permitted by the Code a mandatory obligation of the Registrant.

      Article XI entitled INDEMNIFICATION, of the Registrant’s Bylaws provides as follows:

      11.1 Definitions. As used in this Article XI:

(a)  “Proceeding” means any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, and whether formal or informal;

(b) “Party” includes an individual who was, is or is threatened to be made a named defendant or respondent in a Proceeding;

(c) “Expenses” include counsel fees;

(d) “Officer” means any person serving as Chairman of the Board of Directors, President, Vice-President, Treasurer, Secretary or any other officer of the Company; and

(e) “Director” means an individual who is or was a director of the Company or an individual who, while a director of the Company, is or was serving at the request of the Company as a director, officer, partner, member, manager, trustee, employee or agent of another foreign or domestic corporation, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise.  A Director shall be considered serving an employee benefit plan at the request of the Company if his duties to the Company also impose duties on, or otherwise involve services by, him to the plan or to participants in or beneficiaries of the plan.  “Director” includes, unless the context requires otherwise, the estate or personal representative of a director.

      11.2 Indemnification by Company.

(a) The Company shall indemnify any Officer or Director who is made a Party to any Proceeding because the Officer or Director is or was an Officer or Director against liability incurred in the Proceeding if:

      (1) Such Officer or Director conducted himself in good faith; and

      (2) Such Officer or Director reasonably believed:

(i) In the case of conduct in his official capacity with the Company, that his conduct was in the best interests of the Company; and

(ii) In all other cases, that his conduct was at least not opposed to the best interests of the Company; and

      (3) In the case of any criminal Proceeding, such Officer or Director either:

            (A)  had reasonable cause to believe his conduct was lawful; or

            (B)  had no reasonable cause to believe his conduct was unlawful.

(b) A Director’s conduct with respect to an employee benefit plan for a purpose he reasonably believes to be in the interest of the participants in and beneficiaries of the plan shall be conduct that satisfies the requirement of Section 11.2(a)(2)(ii) of these Bylaws.

(c) Indemnification shall be made against judgments, penalties, fines (including any excise tax assessed with respect to an employee benefit plan), settlements and reasonable Expenses, including legal Expenses, actually incurred by such Officer or Director in connection with the Proceeding.  The termination of any Proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, be determinative that the Officer or Director did not meet the requisite standard of conduct set forth in this Section 11.2.

(d) (1) Reasonable Expenses incurred by an Officer or Director as a Party to a Proceeding with respect to which indemnity is to be provided under this Section 11.2 shall be paid or reimbursed by the Company in advance of the final disposition of such Proceeding provided:

(i) The Company receives (I) a written affirmation by the Officer or Director of his good faith belief that he has met the requisite standard of conduct set forth in this Section 11.2, and (II) the Company receives a written undertaking executed personally or on behalf of the Officer or Director to repay such amount if it shall ultimately be determined that he has not met such standard of conduct; and

(ii)  The Company’s Board of Directors (or other  appropriate decision-maker for the Company) determines that the facts then known to the Board of Directors (or decision maker) would not preclude indemnification under Chapter 37 of the Act, or any successor statutes.

      (2) The undertaking required by Section 11.2(d)(1)(i)(II) shall be an unlimited general  obligation of the Officer or Director but shall not require any security and shall be accepted without reference to the financial ability of the Officer or Director to make repayment.

      (3) Determinations and authorizations of payments under this Section 11.2(d) shall be made in the manner specified in Section 11.2(e) of these Bylaws.

(e) (1) The Company shall not indemnify an Officer or Director under this Section 11.2 unless authorized in the specific case after a determination has been made that indemnification of the Officer or Director is permissible in the circumstances because he has met the standard of conduct set forth in this Section 11.2.

      (2) Such determination shall be made:

(i) By the Company’s Board of Directors by majority vote of a quorum consisting of directors not at the time Parties to the Proceeding;

(ii) If a quorum cannot be obtained under Section 11.2(e)(2)(i) of these Bylaws, by majority vote of a committee duly designated by the Company’s Board of  Directors (in which designation directors who are Parties may participate), consisting solely of two (2) or more directors not at the time Parties to the Proceeding; or

(iii) By special legal counsel:

(I)  Selected by the Company’s Board of Directors or its committee in the manner prescribed in Sections 11.2(e)(2)(i) and (ii) of these Bylaws; or

(II) If a quorum of the Board of Directors cannot be obtained under Section 11.2(e)(2)(i) of these Bylaws and a committee cannot be designated under Section 11.2(e)(2)(ii) of these Bylaws, selected by a majority vote of the full Board of Directors (in which selection directors who are Parties  may participate); or

(iv) By the shareholders, provided that shares owned by or voted under the control of Directors who are at the time Parties to the Proceeding shall not be voted on the determination.

      (3) Authorization of indemnification and evaluation as to reasonableness of Expenses shall be made in the same manner as the determination that indemnification is permissible, except that if the determination is made by special legal counsel, authorization of indemnification and evaluation as to reasonableness of Expenses shall be made by those entitled under Section 11.2(e)(2)(iii) of these Bylaws to select counsel.

      11.3 Further Indemnification.  Notwithstanding any limitation imposed by Section 11.2 of these Bylaws or elsewhere and in addition to the indemnification set forth in Section 11.2 of these Bylaws, the Company, to the full extent permitted by law, may agree by contract, resolution of the Board of Directors or shareholders or otherwise to indemnify any Officer or Director and hold him harmless against any judgments, penalties, fines (including any excise tax assessed with respect to an employee benefit plan), settlements and reasonable Expenses actually incurred or reasonably anticipated in connection with any Proceeding in which any Officer or Director is a Party, provided the Officer or Director was made a Party to such Proceeding by reason of the fact that he is or was an Officer or Director of the Company or by reason of any inaction, nondisclosure, action or statement made, taken or omitted by or on behalf of the Officer or Director with respect to the Company or by or on behalf of the Officer or Director in his capacity as an Officer or Director.  This Article XI does not limit the Company’s power to pay or reimburse Expenses incurred by an Officer or Director in connection with such Officer’s or Director’s appearance as a witness in a Proceeding at a time when the Officer or Director has not been made a named defendant or respondent to the Proceeding.

      11.4  Insurance.  The Company may, in the discretion of the Board of Directors, purchase and maintain or cause to be purchased and maintained insurance on behalf of all Officers and Directors against any liability asserted against them or incurred by them in their capacity or arising out of their status as an Officer or Director, whether or not the Company would have power to indemnify the individual against the same liability under this Article XI, to the extent such insurance is reasonably available.  Such insurance shall provide such coverage for the Officers and Directors as the Board of Directors may deem appropriate.

In addition, the Registrant maintains directors’ and officers’ liability insurance covering certain liabilities which may be incurred by Directors and Officers of the Registrant in connection with the performance of their duties.

Item 16.      Exhibits.

4.1
Articles of Incorporation of the Registrant (Amended and Restated as of May 17, 2005, as amended on May 26, 2009) (incorporated herein by reference to Exhibit 4.1 of the Registrant’s Registration Statement on Form S-8 filed on September 13, 2005 (File No. 333-128278) and Exhibit 3.1 of the Registrant’s Current Report on Form 8-K dated June 1, 2009 (File No. 000-25766)).

4.2	Bylaws of the Registrant (incorporated herein by reference to Exhibit 99.1 of the Registrant’s Current Report on Form 8-K dated July 27, 2007 (File No. 000-25766)).

4.3	Dividend Reinvestment Plan.

5	Opinion of Stoll Keenon Ogden PLLC.

23.1	Consent of Crowe Horwath LLP.

23.2	Consent of Stoll Keenon Ogden PLLC (included in Exhibit 5).

24	Power of Attorney (precedes signatures).

99	Authorization Card for Participation in the Dividend Reinvestment Plan

Item 17. Undertakings.

(a)          The undersigned registrant hereby undertakes:

(1)          To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)           To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)          To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)         To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that:

Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement .

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)           That, for the purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 15 above or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New Albany, State of Indiana, on the 7th day of July, 2010.

Community Bank Shares of Indiana, Inc.

By:	/s/ James D. Rickard
James D. Rickard
President and Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints James D. Rickard and Paul A. Chrisco each with the power to act without the other, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her, and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the date indicated.

Name	Title	Date

/s/ James D. Rickard	President, Chief Executive	July 7, 2010
James D. Rickard	Officer and Director
(Principal Executive Officer
of the Registrant)

/s/ Paul A. Chrisco	Executive Vice President and	July 7, 2010
Paul A. Chrisco	Chief Financial Officer
(Principal Financial and
Accounting Officer)

/s/ Timothy T. Shea	Chairman of the Board of	July 7, 2010
Timothy T. Shea	Directors and Director

/s/ Gary L. Libs	Vice Chairman of the	July 7, 2010
Gary L. Libs	Board of Directors and
Director

/s/ R. Wayne Estopinal	Director	July 7, 2010
R. Wayne Estopinal

/s/ George M. Ballard	Director	July 7, 2010
George M. Ballard

/s/ Gordon L. Huncilman	Director	July 7, 2010
Gordon L. Huncilman

/s/ Kerry M. Stemler	Director	July 7, 2010
Kerry M. Stemler

/s/ Steven R. Stemler	Director	July 7, 2010
Steven R. Stemler

/s/ Norman E. Pfau, Jr.	Director	July 7, 2010
Norman E. Pfau, Jr.

Exhibit Index

Exhibit No.   Description

4.1
Articles of Incorporation of the Registrant (Amended and Restated as of May 17, 2005, as amended on May 26, 2009) (incorporated herein by reference to Exhibit 4.1 of the Registrant’s Registration Statement on Form S-8 filed on September 13, 2005 (File No. 333-128278) and Exhibit 3.1 of the Registrant’s Current Report on Form 8-K dated June 1, 2009 (File No. 000-25766)).

4.2	Bylaws of the Registrant (incorporated herein by reference to Exhibit 99.1 of the Registrant’s Current Report on Form 8-K dated July 27, 2007 (File No. 000-25766)).

4.3	Dividend Reinvestment Plan.

5	Opinion of Stoll Keenon Ogden PLLC.

23.1	Consent of Crowe Horwath LLP.

23.2	Consent of Stoll Keenon Ogden PLLC (included in Exhibit 5).

24	Power of Attorney (precedes signatures).

99	Authorization Card for Participation in the Dividend Reinvestment Plan